Exhibit 99.1

FOR IMMEDIATE RELEASE
March 17, 2020

Contact:
Kathleen Cantillon
+1.630.227.5100
Editor@aarcorp.com

AAR elects H. John Gilbertson to its Board of Directors

Wood Dale, Illinois -- AAR (NYSE: AIR) announced today that H. John Gilbertson, Jr., retired Managing Director of Goldman Sachs Group Inc., has been elected to the Company's Board of Directors, effective immediately. The addition of Mr. Gilbertson increases the size of the Board from 11 to 12 directors.

"We are very pleased to welcome John to our Board of Directors and look forward to his contributions," said John M. Holmes, President and Chief Executive Officer of AAR. "John’s extensive expertise in corporate finance, capital markets, advisory and mergers and acquisitions will bring valuable perspectives to our Board as we focus on driving profitable growth and enhancing shareholder value.”

Mr. Gilbertson, 63, served as a strategic and financial advisor to clients of Goldman Sachs for 27 years as a Managing Director and as Partner-in-Charge of investment banking services for the Midwest Region. Before joining the firm in 1987, he held roles at Morgan Stanley, Bain & Company and Chase Manhattan Bank. He serves on the Board of Directors of Dover Corporation, a publicly traded company, and Meijer Inc., a privately held company.

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About AAR
AAR is a global aerospace and defense aftermarket solutions company that employs more than 6,000 people in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include Parts Supply; OEM Solutions; Integrated Solutions; and Maintenance, Repair and Overhaul (MRO) Services. AAR’s Expeditionary Services include Mobility Systems and Composite Manufacturing operations. Additional information can be found at www.aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2019. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.